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                                                                    Exhibit 9.1


                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of October 2, 1997 (the "Agreement"), by and between Pillowtex Corporation, a Texas corporation (the "Company"), and Charles M. Hansen, Jr. (the "Shareholder").

                                    RECITALS

         A. The Company has entered into an agreement, dated as of September 10, 1997 (as amended, the "Merger Agreement"), providing for the acquisition by the Company of Fieldcrest Cannon, Inc. ("Fieldcrest"), such acquisition to be effected by means of a merger (the "Merger") of a wholly owned subsidiary of the Company with and into Fieldcrest.

         B. In order to comply with the shareholder approval policies of the New York Stock Exchange, the issuance of shares of Common Stock, par value $0.01 per share, of the Company ("Common Stock") and shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company in connection with the Merger and related financing transactions (the "Share Issuance") will be submitted to the shareholders of the Company for their consideration and approval at a special meeting thereof (the "Special Meeting").

         C. As of the date hereof, the Shareholder holds of record and has the right to vote 2,653,104 shares of Common Stock (the "Shares").

         D. By entering into this Agreement in accordance with Article 2.30.B of the Texas Business Corporation Act (the "TBCA"), the Shareholder desires to ensure that substantially all of the Shares will be voted for the approval of the Share Issuance at the Special Meeting (and any and all postponements and adjournments thereof).

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Voting Agreement. At the Special Meeting (and any and all postponements and adjournments thereof), the Shares held by the Shareholder as of the record date fixed for the Special Meeting (the "Subject Shares") will be voted for the approval of the Share Issuance.

         2. Irrevocable Proxy. In order to implement the provisions of Section 1 hereof, the Shareholder hereby irrevocably appoints the Company as attorney and proxy of the Shareholder pursuant to the provisions of Articles 2.29.C and 2.30.B of the TBCA, with full power of substitution, to vote the Subject Shares, at the Special Meeting (and any and all postponements and adjournments thereof), as set forth in Section 1 hereof. This power of attorney and proxy is irrevocable and coupled with an interest.

         3. Certain Representations and Warranties. The Shareholder represents and warrants to the Company that: (i) the Shareholder is the record owner of the Shares and has full and unrestricted power to vote the Shares; (ii) the execution, delivery and performance by the Shareholder have been duly authorized by all necessary actions, if any; (iii) the Shareholder has full power and authority to sign this Agreement; and (iv) the execution, delivery and performance of this Agreement do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on the Shareholder. The Shareholder acknowledges receipt of a copy of the Company's Registration Statement on Form S-4 (including the Joint Proxy Statement/Prospectus contained therein) as filed with the Securities and Exchange Commission on September 29, 1997.

         4.       Miscellaneous.

                  (a) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.



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                  (b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

                  (c) Amendment. This Agreement may not be amended except by an instrument signed by the parties hereto.

                  (d) Termination. This Agreement will terminate 11 months from the date hereof.

                  (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

                  (f) Availability of Agreement. A counterpart of this Agreement will be deposited with the Company at its principal place of business and will be subject to the same right of examination by a shareholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

                  (g) Sales of Shares. Nothing herein contained will prohibit the Shareholder from selling or otherwise disposing of up to 300,000 Shares during the term of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                  THE COMPANY:

                                  PILLOWTEX CORPORATION


                                  By: /s/ Jeffrey D. Cordes
                                      Jeffrey D. Cordes, President


                                  THE SHAREHOLDER:


                                  /s/ Charles M. Hansen, Jr.
                                  Charles M. Hansen, Jr.



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